THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO ARTICLE 9 OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION, A COPY OF WHICH IS AVAILABLE UPON REQUEST TO THE CORPORATION OR ITS TRANSFER AGENT. ARTICLE 9 PROHIBITS THE TRANSFER OF THE SECURITIES TO ANY PERSON, ENTITY OR GROUP ("TRANSFEREE") WHO DIRECTLY OR INDIRECTLY OWNS (OR WHO WOULD DIRECTLY OR INDIRECTLY OWN AFTER GIVING EFFECT TO THE PROPOSED TRANSFER) MORE THAN 4.9% OF ANY CLASS OF SECURITIES OF THE CORPORATION, OR THE TRANSFER BY ANY TRANSFEROR WHO DIRECTLY OR INDIRECTLY OWNS 5% OR MORE OF ANY CLASS OF SECURITIES OF THE CORPORATION, IN EACH CASE UNLESS APPROVED BY AT LEAST TWO THIRDS OF THE BOARD OF DIRECTORS OF THE CORPORATION.

The Corporation will furnish to any shareholder, upon written request and without charge, information regarding the designations, relative rights, preferences and limitations of the shares of each class authorized to be issued, the variations in the relative rights preferences, and limitations between the shares of each series of shares of the Corporation so far as the same have been fixed and determined and the authority of the Board of Directors to fix and determine the relative rights and preferences of classes and series of shares of the Corporation Such request may be made to the Corporation or the transfer agent.